EXHIBIT 10.1

MESABA AIRLINES

November 20, 2001

Mr. Jim Cron

Vice President, Market Planning & Airlink

Northwest Airlines, Inc.

Department A6050

5101 Northwest Drive

St. Paul, Minnesota  55111-3034

Dear Jim:

                I have received your letter of November 1, 2001 in which you requested that Mesaba consider certain concessions under the Airline Services Agreement and Regional Jet Services Agreement.  Specifically you requested:

1.	A 5% rate reduction on the base rates in the contracts;

2.	The termination of the Fleet Adjusted ASM Rate and Quarterly Adjusted ASM Rate payment provisions;

3.	The termination of the operational incentive payments; and

4.	A 30 day extension of payment terms.

                Mesaba will agree to each of the foregoing items for the period from October 1, 2001 through December 31, 2001.

                In addition, you have asked Mesaba to consider the transition of Memphis Saab flying to us.  Mesaba will assume up to nine additional lines of Memphis flying, beginning in the first half of 2002, according to terms consistent with the existing ASA between the two companies.

                If this is acceptable to Northwest Airlines, please sign the acknowledgment below and return a copy of this letter to me.

Sincerely,

Mesaba Holdings, Inc.

Mesaba Aviation, Inc.

/s/Paul Foley

Paul F. Foley

President and Chief Executive Officer

Acknowledged and agreed to on November 20, 2001.

Northwest Airlines, Inc.

By /s/Jim Cron

                Jim Cron

                Vice President,

                Market Planning & Airlink